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                                CONSULTING AGREEMENT


     Agreement made this 11th day of March, 1999, by and between iChargeit Inc. (formerly known as Para-Link, Inc.), a Texas corporation ("Company") and Janice Nichols ("Consultant").

     Consultant is an independent contractor willing to provide certain skills and abilities to the Company that the Company has need.

     In consideration of the mutual terms, conditions and covenants hereinafter set forth, Company and Consultant agree as follows:

1. The Company hereby employs the Consultant as an independent contractor, and the Consultant hereby accepts employment.

2. The term of this Agreement commenced on March 11, 1999 and shall terminate upon substantial completion of the items enumerated in paragraph 4 below.

3. Company shall pay as consideration to Consultant pursuant to this Agreement, 25,000 shares of restricted iChargeit Inc. common stock at .001 par value.

4.   Consultant shall provide the following services:

     (a) Clerical services and documentation preparation regarding the Para-Link Inc.'s merger with iChargeit Inc.

5. Consultant is an independent contractor and may engage in other business activities.

6. Neither party may assign this Agreement without the express written consent of the other party.

7. Consultant is an independent contractor and nothing contained in this Agreement shall be deemed or interpreted to constitute the Consultant as a partner, agent or employee of the Company, nor shall either party have any authority to bind the other.

8. It is agreed between the parties that there are no other agreements or understandings between them relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, oral or written, between the parties and is intended as a complete and exclusive statement of the agreement between the parties. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties.

9. All notices required or permitted to be given hereunder shall be in writing and may be delivered personally or by Certified Mail--Return Receipt Requested, postage prepaid, addressed to the parties' last known address.

10. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

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     INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this
Agreement to be executed as of the date first above written.

                                   iChargeit Inc.


                                   By:       /s/ Jesse Cohen
                                        ------------------------------------
                                        Jesse Cohen, Chief Executive Officer



                                             /s/ Janice Nichols
                                   -----------------------------------------
                                   Consultant

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